Exhibit 99.1

TOYS“R”US, INC. REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2011

Operating Earnings Increase from $23 million to $48 million

Adjusted EBITDA Increases from $140 million to $162 million - A Record Result for the Second Quarter

WAYNE, NJ (September 8, 2011) – Toys“R”Us, Inc. today reported financial results for the second quarter ended July 30, 2011.

Jerry Storch, Chairman and CEO, Toys“R”Us, Inc., stated, “We are pleased with our operating business performance in delivering solid results this quarter. In significantly improving our operating earnings and reporting our best-ever second quarter adjusted EBITDA, we continue to demonstrate that we are focused on maximizing the benefits of our investments, and executing on our key strategic initiatives to improve the customer experience.”

Mr. Storch added, “I’m proud of the team for achieving these results and for their strong commitment to growing margin rate and managing expenses in this tough business climate. In the context of this uncertain economic environment, we believe our team has taken the right steps to position the company well for the remainder of the year, which includes our peak selling season. We are excited by the differentiated merchandise assortment we will offer shoppers in the months ahead and the plans we have in place to provide value, knowledgeable service and added convenience to consumers.”

Second Quarter Highlights

•	Adjusted EBITDA[1] was $162 million, an increase of 16%, and a record for the Company’s second quarter.

•

Net sales were $2.6 billion, an increase of 3%. This includes the benefit of foreign currency translation of $116 million along with net sales from new locations. Comparable store net sales were down 2.2% for both the Domestic and International segments.

•

The Core Toy and Learning Toy categories continued to be strong, generating net sales growth of 15% and 11%, respectively. The Entertainment category (which includes video game hardware and software) was down 13%, reflecting overall softness in the video game industry. Excluding the Entertainment category, net sales increased 5%. Internet sales continued to be strong.

•

Gross margin dollars were $1,025 million, an increase of 7% or $66 million, including foreign currency benefit of $48 million. Gross margin, as a percentage of net sales, was 38.7%, an increase of 1.3 percentage points.

•

Selling, general and administrative expenses (“SG&A”) were $885 million, compared to $855 million in the prior year. Excluding the impact from foreign currency translation which increased SG&A expense by $41 million, SG&A expenses declined $11 million. The prior year period was impacted by a one-time lease accounting charge of $16 million in the Domestic segment which contributed to the year-over-year change.

•	Operating earnings were $48 million, an increase of 109%.

•	Interest expense declined $8 million.

•

Net loss before income taxes improved by $34 million to a loss of $62 million, compared to $96 million in the prior year due to improved operating performance and lower interest expense. Net loss after income taxes declined by $20 million to $34 million, reflecting the effect of less favorable taxes due to significant one-time tax benefits in the prior year.

Trends in sales, margin and expenses were similar in the Domestic and International segments. In the Domestic segment operating earnings grew by $15 million, from $57 million to $72 million. Operating earnings in the International segment grew by $12 million, from $39 million to $51 million.

Note: All comparisons are versus the same period one year ago.

Liquidity and Capital Spending

The company ended the quarter with total liquidity of $1.6 billion including cash and cash equivalents of $356 million and unused available lines of credit of $1,276 million. Stockholders’ equity was $321 million, up from $39 million in the prior year.

The company’s capital expenditure program is a key component of its long-term juvenile integration strategy, which integrates the toy and juvenile businesses into one store. Year-to-date, the company invested $141 million primarily to convert, expand and remodel existing stores, open new stores and upgrade its information technology systems and capabilities, compared to $117 million in the prior year. For the entire 2011 fiscal year, the company intends to spend approximately $400 million on capital expenditures.

[1] A detailed description and reconciliation of EBITDA and Adjusted EBITDA, and management’s reasons for using these measures, are set forth at the end of this press release.

Further information regarding the company’s financial performance in the second quarter of fiscal 2011 is presented in its quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on September 8, 2011.

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 874 Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and in more than 520 international stores and over 200 licensed stores in 34 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com, and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project”, “forecast”, “foresee”, “outlook”, “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, capital spending, future financial or operational performance including profitable growth expectations, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry and changes in our product distribution mix and distribution channels, seasonality of our business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, changes in laws that impact our business, changes in employment legislation, our dependence on key vendors for our merchandise, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, political and other developments associated with our international operations, existence of adverse litigation and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Annual Report on Form 10-K and in our other reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

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For more information please contact:

Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com

Bruce Bishop, Vice President, Investor Relations at 973-617-5160 or Bruce.Bishop@toysrus.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net sales	$2,648	$2,565	$5,284	$5,173
Cost of sales	1,623	1,606	3,281	3,270

Gross margin	1,025	959	2,003	1,903

Selling, general and administrative expenses	885	855	1,782	1,713
Depreciation and amortization	102	98	200	192
Other income, net	(10)	(17)	(20)	(29)

Total operating expenses	977	936	1,962	1,876

Operating earnings	48	23	41	27
Interest expense	(112)	(120)	(240)	(245)
Interest income	2	1	4	3

Loss before income taxes	(62)	(96)	(195)	(215)
Income tax benefit	28	82	94	145

Net loss	(34)	(14)	(101)	(70)
Less: Net loss attributable to noncontrolling interest	-	-	-	1

Net loss attributable to Toys “R” Us, Inc.	$(34)	$(14)	$(101)	$(69)

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	January 29,	January 29,	January 29,
(In millions)	July 30, 2011	January 29, 2011	July 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$356	$1,013	$176
Accounts and other receivables	339	255	281
Merchandise inventories	2,442	2,104	2,309
Current deferred tax assets	112	107	99
Prepaid expenses and other current assets	155	145	160

Total current assets	3,404	3,624	3,025
Property and equipment, net	4,081	4,061	4,012
Goodwill	386	384	383
Deferred tax assets	214	215	169
Restricted cash	16	16	31
Other assets	541	532	476

Total Assets	$8,642	$8,832	$8,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,336	$1,560	$1,334
Accrued expenses and other current liabilities	712	903	700
Income taxes payable	42	57	33
Current portion of long-term debt	171	570	298

Total current liabilities	2,261	3,090	2,365
Long-term debt	5,363	4,718	5,055
Deferred tax liabilities	120	119	63
Deferred rent liabilities	326	310	300
Other non-current liabilities	251	252	274
Toys “R” Us, Inc. stockholders’ equity	321	343	39

Total Liabilities and Stockholders’ Equity	$8,642	$8,832	$8,096

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA

We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.

In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.

Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

A reconciliation of Net loss attributable to Toys “R” Us, Inc. to EBITDA and Adjusted EBITDA is as follows:

	July 30,	July 30,	July 30,	July 30,
	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Net loss attributable to Toys “R” Us, Inc.	$(34)	$(14)	$(101)	$(69)

Add:
Income tax benefit	(28)	(82)	(94)	(145)
Interest expense, net	110	119	236	242
Depreciation and amortization	102	98	200	192
EBITDA	150	121	241	220

Adjustments:
Sponsor management and advisory fees (a)	5	5	10	10
Prior period lease accounting (b)	-	16	-	16
Certain legal and accounting transaction costs	1	-	4	-
Japan and Australia property damage write-offs and repairs (c)	2	-	5	-
Compensation expense (d)	-	-	2	-
Litigation settlement expenses (e)	-	-	-	17
Other (f)	4	(2)	7	2

Adjusted EBITDA (g)	$162	$140	$269	$265

(a)	Represents the fees paid to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”) in accordance with the advisory agreement.
(b)	Represents a non-cash cumulative correction of prior period lease accounting.
(c)	Represents the write-off of damaged assets and repairs from the earthquake and resulting tsunami that hit the Northeast coast of Japan as well as the write-off of damaged assets in connection with a store fire in Australia.
(d)	Represents the incremental compensation expense related to existing liability awards.
(e)	Litigation settlement expenses recorded for certain legal matters.
(f)	Represents miscellaneous other charges consisting primarily of gains (losses) from property sales, store closure costs, certain litigation expenses, impairments, restructuring and certain severance which were not individually significant for separate disclosure. Commencing in fiscal 2011, we have revised our definition of Adjusted EBITDA to include certain severance and store closure costs and have therefore revised our prior year Adjusted EBITDA balance to include such expenses. For the thirteen weeks ended July 31, 2010, severance and store closure costs were each $1 million. For the twenty-six weeks ended July 31, 2010, severance and store closure costs were $3 million and $1 million.
(g)	Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. Although the nature of many of these income and expense items is recurring, we have historically excluded such impact from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, gain (loss) on sale of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.